EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of November 29, 2010 by and between Champlain Investment Partners, LLC (the "Adviser") and The Advisors' Inner Circle Fund II (the "Trust") (the "Agreement"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Fund," and collectively, the "Funds").

WHEREAS, the Trust is a Massachusetts voluntary association (commonly known as a business trust) organized under an Agreement and Declaration of Trust, dated July 24, 1992, as amended and restated as of February 18, 2004 and August 10, 2004 (the "Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an openend management company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated October 24, 2008 (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund's expense ratios at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto;

NOW  THEREFORE,  the  parties  hereto  agree  as  follows:

1.         EXPENSE  LIMITATION.

1.1. APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of such Fund's business) and expenses for which payment has been made through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.

1.2. MAXIMUM ANNUAL OPERATING EXPENSE LIMIT. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund. That Maximum Annual Operating Expense Limit for each Fund contemplates that certain expenses for each Fund may be paid through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund.

1.3. METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

1.4. YEAREND ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.         REIMBURSEMENT  OF  FEE  WAIVERS  AND  EXPENSE  REIMBURSEMENTS.

2.1. REIMBURSEMENT. If in any year in which the Advisory Agreement is still in effect and the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, subject to approval by the Trust's Board of Trustees as provided in
Section 2.3 below, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to such Fund pursuant to
Section 1 hereof or pursuant to any prior agreement that provided for reimbursement to the Adviser in the manner contemplated herein (a "Prior Agreement"). The total amount of reimbursement to which the Adviser may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to Section 1 hereof or pursuant to a Prior Agreement, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Adviser, pursuant to this Section 2, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.


2.2. REIMBURSEMENT UNDER PRIOR AGREEMENTS. Notwithstanding Section 2.1, the Adviser shall not be entitled to reimbursement of amounts waived or fees reduced pursuant to a Prior Agreement unless Fund Operating Expenses are less than the maximum annual operating expense limit established by the Prior Agreement.


2.3. BOARD APPROVAL. No reimbursement shall be paid to the Adviser with respect to any Fund pursuant to this Section 2 unless the Trust's Board of Trustees has determined in advance that the payment of such reimbursement to the Adviser is in the best interests of such Fund and its shareholders.


2.4. METHOD OF COMPUTATION. To determine each Fund's accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund
Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this
Section 2 shall be a liability of the Fund for purposes of determining the Fund's net asset value.

2.5. PAYMENT AND YEAREND ADJUSTMENT. Amounts accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.


3.         TERM  AND  TERMINATION  OF  AGREEMENT.


This Agreement shall continue in effect with respect to all Funds until November 30, 2012 and shall thereafter continue in effect from year to year for successive oneyear periods, provided that this Agreement may be terminated, without payment of any penalty, with respect to any Fund:

(i)  by  the  Trust,  for  any  reason  and  at  any  time;  and

(ii) by the Adviser, for any reason, upon ninety (90) days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the thencurrent oneyear period; or at such earlier time provided that such termination is approved by majority vote of the Trustees and the Independent Trustees voting separately.

4.         MISCELLANEOUS.


4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's
Declaration of Trust or ByLaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust's Declaration of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the Commonwealth of Massachusetts. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.4. ENFORCEABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.





THE  ADVISORS  INNER  CIRCLE  FUND  II,
on  behalf  of  each  series  of  the  Trust  set  forth  in  Schedule  A


/s/:  Joseph  Gallo
-------------------------------
Joseph  Gallo
Vice  President  and  Secretary



CHAMPLAIN INVESTMENT PARTNERS, LLC


/s/: Judith O'Connell
-----------------------
By: Judith W. O'Connell
Title: Managing Partner

                                   SCHEDULE A
                                     TO THE
                          EXPENSE LIMITATION AGREEMENT
                   EFFECTIVE AS OF NOVEMBER 29, 2010 BETWEEN
                       THE ADVISORS' INNER CIRCLE FUND II
                                      AND
                       CHAMPLAIN INVESTMENT PARTNERS, LLC

                    MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

NAME OF FUND                              MAXIMUM ANNUAL OPERATING EXPENSE LIMIT

ADVISOR SHARES
Champlain Small Company Fund                              1.40%
Champlain Mid Cap Fund
                                                          1.30%
INSTITUTIONAL SHARES
Champlain Mid Cap Fund                                    1.05%